EXHIBIT 5.1

MOLINA HEALTHCARE, INC.

OPINION OF CHIEF LEGAL OFFICER

November 9, 2006

Molina Healthcare, Inc.

One Golden Shore Drive

Long Beach, California 90802

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as in-house counsel for Molina Healthcare, Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,007,684 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), which may be issued pursuant to the Company’s 2002 Equity Incentive Plan and 2002 Employee Stock Purchase Plan (collectively, the “Plans”).

Based on my examination of the instruments, documents, and records that I deemed relevant and necessary to form the basis of our opinion, it is my opinion that, when issued and sold in the manner referred to in the Plans, the Shares will be legally and validly issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever it appears in the Registration Statement. In giving such consent, I do not consider that I am an “expert” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Sincerely,

/s/ Mark L. Andrews
Molina Healthcare, Inc. Chief Legal Officer